Exhibit 99.1

December 1, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Connect Invest II LLC under Item 4(a) of its Form 1-U dated December 1, 2023. We agree with the statements concerning our Firm in such Form 1-U; we are not in a position to agree or disagree with other statements of Connect Invest II LLC contained therein.

/s/ RubinBrown LLP